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        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                             FORM 3

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
      Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
_____________________________________________________________________________
1.   Name and Address of Reporting Person*

     Wise, III                 George                      M.
-----------------------------------------------------------------------------
    (Last)                       (First)                   (Middle)

      3001 Huron Club Court
-----------------------------------------------------------------------------
    (Street)

      Austin                            TX                   78738
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    (City)                            (State)                (Zip)

_____________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

      November 15, 2002
_____________________________________________________________________________

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


_____________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     FNIN
_____________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

      Vice-President and Chief Financial Officer
_____________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_____________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person


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



================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

1. Title of        2. Amount of            3.  Ownership          4. Nature of
   Security           Securities               Form Direct           Indirect
   Beneficial         Ownership                (D) or                Ownership
   (Instr. 4)         Beneficially             Indirect              (Instr. 5)
                      (Instr. 4)               (I) Owned
                                               (Instr. 5)
--------------------------------------------------------------------------------
   FNIN
   Common
   Stock              500                      D
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                                     - 2 -

               Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================



1. Title of       2. Date            3. Title and      4. Conversion      5. Ownership      6. Nature of
   Derivative        Exercisable        Amount            Or Exercise        Form of           Indirect
   Security          and                of Sec-           Exercise           Derivative        Beneficial
   (Instr. 4)        Expiration         urities           Price of           Security:         Ownership
                     Date               Underlying        Derivative         Direct (D)        (Instr. 5)
                     (Month/Day         Security          Security           or Indirect
                     Year)              (Instr. 4)                           (I)
                                                                             (Instr. 5)
                    Date     Expira-            Amount
                    Exer-    tion               Or
                    cisable  Date               Number
                                        Title   Shares
_________________________________________________________________________________________________________

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=========================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

             /s/  George M. Wise, III                   November 18, 2002
--------------------------------------------           -------------------------
**Signature of Reporting Person                        Date

*  If the form is  filed  by more  than one  reporting  person,  see Instruction
   5(b)(v).

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


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